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                                                                    Exhibit 3.73

                             JOINT VENTURE AGREEMENT

THE STATE OF TEXAS          )
                            )
COUNTY OF HARRIS            )

      THIS JOINT VENTURE AGREEMENT is made and entered into as of the 31st day of December, 1987, by and between TME DIAGNOSTIC PARTNERS, LTD., a Texas limited partnership ("TMEDP") and LOS GATOS PARTNERS, LTD. (the "Medical Limited Partnership"), hereinafter sometimes collectively referred to as the "Joint Venturers" or "Venturers," and hereinafter sometimes individually referred to as the "Venturer";

                              W I T N E S S E T H:


      WHEREAS, the Venturers desire to form a Joint Venture (the "Venture") to acquire, develop, construct, own, lease, operate, manage, and dispose of a medical diagnostic imaging center (the "Center"), .

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, agreements, and undertakings herein contained, the Venturers do hereby agree as follows:

      1.    PURPOSE

      The Venturers hereby form a Joint Venture for the purpose of acquiring, constructing. owning, leasing, operating, managing, and disposing of the Center.

      2.    NAME

      The Joint Venture shall conduct its business and operate under the name of LOS GATOS IMAGING CENTER, or such other name or names as the Venturers may hereafter determine Necessary and appropriate Assumed or Fictitious Name Certificates shall be filed in states in which the filing of an Assumed or Fictitious Name Certificate is required by law.



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      3.    TERM

      The term of the Joint Venture shall commence on the date of this Agreement and shall continue until the close of business on December 31, 2030, unless earlier terminated under the provisions hereof.

      4.    OFFICE

      The principal office of the Joint Venture shall be 333 North Belt, Suite 500, Houston, Texas 77060. The address of the Center will be 800 Pollard Road, Los Gatos, California. The Joint Venture may maintain such other office as may hereafter be mutually agreed upon by the Venturers.

      5.    AUTHORITY

      Except as herein expressly provided for, neither of the Venturers shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Venturer or the Venture.

      6.    DEFINITIONS

      "Affiliate": Any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity.

      "Bankruptcy": Shall mean, with respect to either of the Ventures, the happening of any one of the following: (i) the filing of an application by the applicable party for, or a consent to, the appointment of a trustee of its assets; (ii) the filing by the applicable party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay its debts as they come due; (iii) the making by the applicable party of a general assignment for the benefit of creditors; (iv) the filing by the applicable party of an answer admitting the material allegations of, or consent to, a bankruptcy petition filed against it in any bankruptcy proceedings or a failure to answer a bankruptcy petition; or (v) the entry of an order,

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judgment or decree by any court of competent jurisdiction, adjudicating the applicable party a bankrupt or appointing a trustee of its assets, and such order, judgment or decree continuing unstayed and in effect for a period of 120 days after its entry.

      "Capital Contributions": The amount of money and the fair market value of any property contributed to the Joint Venture by a Venturer. This shall include all such contributions to the capital of the Joint Venture whenever made.

      "Distributable Funds": Shall mean the funds provided from Venture operations, interest on Venture cash and short-term investments, and proceeds of the sale of any Joint Venture interest or other asset, without deduction for non-cash expenses (such as depreciation and amortization or imputed interest), but after deducting cash funds used to pay all other expenses, debt payments, and to establish or to restore any replacement and working capital reserves deemed necessary or appropriate. Additionally, Distributable Funds shall include any cash distributed to the Venture from any entity which is attributable to cash flow from operations of any other entity of which the first such entity is an Affiliate.

      "Distributions": With respect to any period selected for accounting purposes, the cash amount or the fair market value of any property distributed to the Venturers from the Joint Venture as provided herein.

      "Imaging Equipment": The Magnetic Resonance Imager ("MRI") and the special Modular Metal Container and other major diagnostic imaging equipment presently or hereafter owned or leased and operated by the Venture, together with all appliances, parts, instruments, appurtenances, accessories, and all substitutions, renewals or replacements of, and all additions, improvements and accessions to, any and all thereof. Sometimes referred to herein as the "Equipment."


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      "Net Income and Net Loss": For any fiscal year means the net income or net loss of the Venture for such fiscal year, as determined in accordance with
Section 703(a) of the Code using the tax accounting method of the Venture, provided that, for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in such net income or net loss, sometimes referred to herein as Net Income or Loss.

      "Optional Loans": Shall mean a loan to the Venture made by a Venturer in the event that both Venturers cannot or are not willing to make capital contributions required to be made by the Venturers pursuant to this Agreement. Optional Loans shall bear interest at a floating rate equal to the prime rate announced by Manufacturers Hanover Trust Company, New York, New York, plus 2% per annum and will be nonrecourse obligations repayable only from Distributable Funds.

      "Sharing Ratio": Shall mean those percentages set forth opposite each Venturer's name on Exhibit "A" attached hereto.

      "TMEDP Offering": Shall mean the offering in which limited partnership interests will be offered in TME Diagnostic Partners, Ltd. for the purpose of investing in up to three (3) joint ventures, each of which will own an outpatient diagnostic imaging center.

      7.    MANAGEMENT OF THE JOINT VENTURE

      Each Venturer shall represent its respective interests in the Venture.

      TME, Inc. ("TME") is hereby designated Joint Venture Manager, and as Joint Venture Manager shall manage the acquisition, construction and operation of the Center on a day-to-day basis, including all administrative, accounting, billing, collection, marketing, personnel, and related duties. Without limiting the generality of the foregoing, TME shall have the following authority and duties:


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      A.    Site selection for the Center, and negotiation of space and equipment leases, if applicable;

      B. Negotiation of referral agreements with hospitals, physicians, Health Maintenance Organizations, Preferred Provider Organizations, and insurance companies;

      C. Selection of the medical director(s) and negotiation of the contract(s) with the medical director(s);

      D. Preparation of and implementation of a capital budget and an operating budget for the Center;

      E.    Coordination of the design, construction and opening of the Center;

      F. Supervision of the acquisition, installation and operation of all Imaging Equipment and other equipment for the Center;

      G.    Employment, training and supervision of personnel at the Center;

      H. Negotiation and consummation of all borrowing transactions by or on behalf of the Joint Venture including an ongoing review of debt service requirements and financial arrangements; and

      I. Any and all other actions necessary for the delivery of a complete and operational Center at the maximum price agreed upon by TME and Paine Webber, Inc. ("PWI").

      Notwithstanding the foregoing, neither TME nor its Affiliates shall, on behalf of the Venture, cause either Venturer or the Venture to incur any indebtedness other than (i) interim financing in an aggregate amount not exceeding the unpaid balance of the investor notes executed in connection with the offering of Units of limited partnership interest of either

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Venturer, in the aggregate, which shall be due and payable upon payment of such investor notes; (ii) trade indebtedness incurred in the ordinary course of business; (iii) financing for the purpose of funding initial construction, Imaging Equipment, other equipment and furnishings, acquisition of the Center, provided that such financing shall not exceed one-third of TMEDP's contribution to the Joint Venture; (iv) indebtedness for the purpose of providing working capital reserves of no more than $500,000; or (v) indebtedness for the purpose of purchasing or leasing Imaging Equipment or other equipment.

      The investor partners who become limited partners of TMEDP pursuant to the TMEDP Offering will have the absolute right to replace TME as Joint Venture Manager in the event: (i) Cherrill Farnsworth fails to remain active in the day-to-day management of TME; (ii) TME, the Medical Partnership, any subsequent manager, or the Joint Venture becomes subject to Bankruptcy; (iii) TME, the Medical Partnership, or any subsequent manager defaults in any material respect under this Joint Venture Agreement and TME fails to cure such default within thirty (30) days (or fails to commence to cure such default within thirty (30) days, with regard to any default which could not be reasonably expected to be cured within thirty (30) days) of delivery of written notice from PWI specifying such default; or (iv) TME, or any subsequent manager engages in any act, practice or course of conduct constituting gross negligence or fraud, or an employee or agent of TME or any subsequent manager engages in any material act of misappropriation or embezzlement that is not bonded or insured involving the Center.

      8.    PAYMENTS TO TME

      TME will receive the following payments from the Venture in connection with the performance of its duties under this Agreement:

      A. Organization charge of $155,000, payable upon formation of the Venture;


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      B.    Consulting charge of $180,000, payable upon formation of the
            Venture, for TME's services in selecting the radiology group, and/or the hospital affiliation, planning the Center and the Imaging Equipment to be placed therein, negotiating radiology service and hospital affiliation agreements and negotiating Equipment purchase agreements; and

      C. Management fee equal to the greater of (i) $5,000 per month or (ii) 7% of monthly revenues collected, on a cash basis, pursuant to operation of the Center, net of fees paid to the radiologists pursuant to the radiology service agreement, payable in arrears on the last day of each calendar month. TME shall pay up to two-sevenths (2/7ths) of its management fee to TMEDP in the event that forecasts of Joint Venture Distributions to TMEDP agreed upon between TME and PWI prior to the formation of the Joint Venture are met.

      9.    CONTRIBUTIONS OF THE VENTURERS IN AND TO THE JOINT VENTURE

      The Venturers are purchasing an interest in the Joint Venture which will invest in the Center. Each Venturer shall be initially obligated to contribute to the capital of the Joint Venture a total amount not to exceed the amount set forth by such Venturer's name on Exhibit "A." The Venturers are obligated when called upon by the Joint Venture Manager to provide additional contributions in proportion to their Sharing Ratios.

      A. If any Venturer falls to contribute its entire proportionate share of the Capital Contributions within the time and in the manner specified by the Joint Venture Manager, the Joint Venture Manager may, at its option:


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            (i)   take such action as the Joint Venture Manager deems
                  appropriate to enforce payment by such noncontributing Venturer at the cost and expense of such noncontributing Venturer; or

            (ii) if such failure shall continue for a period of thirty (30) days following notice by the Joint Venture Manager to the noncontributing Venturer, elect to treat such failure as an election by such noncontributing Venturer to terminate the Venture. The election by the Joint Venture Manager under this
                  Section 9.A.(ii) to so treat the failure to pay the Capital Contribution shall be made by giving notice to the Venturers that such election has been made. The effective date of such termination shall be the date of such notice.

      10.   FUNDS OF THE JOINT VENTURE

      Funds of the Joint Venture shall be maintained in a segregated bank account or bank accounts in a bank or banks approved by the Venturers; provided, however, that any bank selected shall be required to have deposits of at least $100,000,000. Venture funds shall not at any time be commingled with those of any other person or entity. The Joint Venture Manager shall have signatory authority over these accounts.

      11.   BOOKS AND RECORDS OF THE JOINT VENTURE


      The Joint Venture Manager shall be charged with the responsibility of maintaining true and full books of account of the Venture in which shall be entered fully and accurately the transactions of the Venture. Also, the Joint Venture Manager shall maintain all records of the Venture. It is the intention of the Venturers to maintain the book and capital accounts of the

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Venture in accordance with the accrual method of accounting, and to file Venture tax returns in accordance with regulations promulgated by the Internal Revenue Service.

      A. The Joint Venture Manager shall cause to be prepared and delivered to PWI within thirty (30) days after the close of each calendar quarter, an unaudited balance sheet, income statement and statement of net cash flow for the Venture, all in reasonable detail, as of the last day of each such calendar quarter and for the calendar year to date prepared on an income tax basis (accrual and in accordance with applicable Treasury Regulations), and certified by the chief financial officer of the Joint Venture Manager on behalf of the Joint Venture to be true and correct to the best of his knowledge and belief; an unaudited report summarizing the fees and other remuneration paid by the Venture for such calendar quarter to any Venturer or any Affiliate of any Venturer; an unaudited statement showing all Distributions (including Distributable Funds) and each Venturer's share of such Distributions.

      B. In addition, the books of the Venture shall be examined, audited and certified annually at the expense of the Venture by any firm of independent public accountants of nationally recognized standing as approved by the Venturers.


      C. Tax Matters Partner. TMEDP shall be the "tax matters partner" with respect to the determination of all federal tax matters required to be determined for the Venture by the Internal Revenue Code of 1986, as amended.


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      12.   DISTRIBUTIONS

      All revenue and income received or derived from any source in the operation of the Venture business shall be deposited in the bank accounts of the Venture.

      A.    Distributable Funds, if any, shall be distributed within forty-five
            (45) days after the end of each fiscal quarter.

      B. Distributable Funds shall be distributed from the Venture as follows:

            (i) first, to repay accrued interest and principal, in that order, on Optional Loans; and

            (ii) thereafter, to the Venturers in accordance with their respective Sharing Ratios.

      13.   ALLOCATIONS OF INCOME, LOSS AND GAIN; MAINTENANCE OF CAPITAL
            ACCOUNTS

      In general, (i) income of the Venture will be allocated in the manner distributions have been made pursuant to 12.B.ii with respect to the calendar year for which the allocation is to be made; and (ii) losses of the Venture will be allocated in the percentage Sharing Ratio of the Venturers, however, in no event shall the losses allocable to TMEDP exceed an amount which would reduce TMEDP's capital account balance below zero except in excess of TMEDP's share of any "minimum gain" attributable to the Partnership as defined in this Section 13.

      A. The Joint Venture shall maintain for each Venturer a single and separate capital account. The capital account of each Venturer shall be maintained in accordance with the requirements set forth in Treasury Regulations, Section 1.704-1(b)(2)(iv) as in effect on the date hereof. Subject to the specific provisions of such regulation, the capital account of each Venturer shall be:

            (i) increased by the amount of all Capital Contributions to the Joint Venture made by such Venturer;

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            (ii)  increased by the amount of all items of income and gain
                  (computed in accordance with this Article 13) and allocated to such Venturer;

            (iii) decreased by the amounts of cash distributed to the Venturer by the Joint Venture;

            (iv) decreased by the fair market value of any property distributed to a Venturer, provided that such fair market value shall be decreased by any liabilities assumed by the Venturer with respect to the distributed property;

            (v) decreased by the amount of any deduction or loss (computed in accordance with this Article 13) and allocated to such Venturer; and

            (vi) decreased by the amount of any syndication costs allocated to such Venturer.

      B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in a Venturer's capital account, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:


            (i) such capital account shall be decreased by the amount of any expenses of the Venture described in Section 705(a)(2)(B) of the Code or treated as described in such section which are allocated to such capital account;

            (ii) such capital account shall be adjusted in accordance with Treasury Regulations, Section 1.704-l(b)(2)(iv)(g), if applicable, for allocations to such capital account of depreciation, amortization, and gain and loss, as computed for book purposes; and

            (iii) such capital account shall be adjusted as provided in Treasury
                  Regulations, Section 1.704-l(b)(2)(iv)(m), as a result of any adjustments to the tax basis of property of the Joint Venture pursuant to Sections 732, 734, or 743 of the Code.

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            C.    Optional Loans shall not be considered Capital Contributions.

            13.1. Allocations for Capital Account Purposes

            A. For purposes of maintaining capital accounts and in determining the rights of the Venturers among themselves, except as otherwise provided in this Section 13.1., each item of income, gain, loss, deduction and credit (computed in accordance with Section 13.1.B) shall be allocated to the Venturers in accordance with their Sharing Ratios.

            B. If any Venturer unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations, Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6),
                  items of Joint Venture income and gain shall be specially allocated to such Venturer in an amount and manner sufficient to eliminate a deficit in its capital account created by such adjustments, allocations or Distributions as quickly as possible. This Section 13.1.B is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3).

            C. If, and to the extent that, any Venturer is deemed to recognize income as a result of any transaction between such Venturer and the Joint Venture pursuant to Sections 1272-1274,
                  Section 7872, Section 483 or Section 482 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Joint Venture shall be allocated to the Venturer who was charged with such income.

            D. If any Venturer's capital account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Joint Venture property, which deficit balance exceeds such Venturer's


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                  share of minimum gain (as defined below), then income and gain shall first be allocated to such Venture in an amount equal to such excess. For purposes of this Section 13.1.D, "minimum gain" means gain which would be recognized by the Venture upon a sale of the properties subject to nonrecourse debt for fair market value, in full satisfaction of such nonrecourse liabilities. This Section 13.1.D is intended to constitute a "minimum gain chargeback" within the meaning of Treasury Regulations Section 1.704-1(b)(4)(iv), and is to be interpreted to comply with the requirements of such Regulation.

            13.2. Allocations for Tax Purposes

            A. For federal income tax purposes, except as otherwise provided in this Section 14.2, each item of income, gain, loss, deduction and credit of the Joint Venture shall be allocated among the Venturers in accordance with their respective Sharing Ratios.

            B. If any Venturer unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of
                  Venture income and gain shall be specially allocated to such Venturer in an amount and manner consistent with the allocations of income and gain pursuant to Section 13.1.B.

            C. If, and to the extent that, any Venturer is deemed to recognize income as a result of any transaction between such Venturer and the Joint Venture pursuant to Sections 1272-1274,
                  Section 7872, Section 483 or Section 482 of the Code, or any similar provisions now or hereinafter in effect, corresponding items of Venture deduction shall be allocated to such Venturer in an amount and manner consistent with the allocation of loss or deduction pursuant to Section 13.1.C.

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            D.    If any Venturer's capital account has a deficit balance as described in Section 13.1.D, items of income, gain, loss and deduction of the Venture shall be allocated to the Venturer in an amount and manner consistent with the allocations of income, gain, loss or deduction pursuant to Section 13.1.D.

            E. To the extent of any recapture income resulting from the sale or other taxable disposition of Joint Venture assets, the amount of any gain from such disposition allocated to (or recognized by) a Venturer (or its successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent such Venturer has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

            F. All items of income, gain, loss, deduction and credit recognized by the Joint Venture for federal income tax purposes and allocated to the Venturers in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Joint Venture; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Venturers recognizing gain on Distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Joint Venture property resulting from any election under Section 754 of the Code.

      14.   ASSIGNMENT OF INTEREST IN THE JOINT VENTURE

      No Venturer may sell, assign, transfer, mortgage, encumber or otherwise hypothecate all or any part of its interest in the Venture.



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      15.   PARTICIPATION BY JOINT VENTURE MANAGER IN OTHER VENTURES

      Each Venturer understands that TME has been and will, in the future, participate in the development of diagnostic imaging centers in which the Joint Venture will have no participation. In addition, each Venturer understands that TME may arrange for the ownership by third parties, and that TME may participate in such ownership by others in varying ways. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent TME from engaging in any such activity.

      16.   COVENANT NOT TO COMPETE

      Notwithstanding the foregoing section, TME and T Brooke Farnsworth, Cherrill Farnsworth and Jerry Chambers hereby agree not to compete and to cause all affiliated corporations and partnerships not to compete with the Venture within fifteen (15) miles of the Center without the prior written consent of PWI, except where such agreement would conflict with obligations under existing contracts or on-going relationships.

      17.   INSURANCE

      The Joint Venture Manager will procure and maintain with responsible companies, a combined single limit comprehensive general public liability insurance policy in the minimum amount of $1,000,000 per occurrence and $1,000,000 in the annual aggregate, which policy shall also cover the negligent acts and omissions of all employees and agents of the Venture. In addition, during the term of this Agreement, the Joint Venture Manager will maintain and keep in force, all risk property damage insurance covering the property of the Joint Venture at the Center with limits of not less than $1,000,000. The Joint Venture Manager shall furnish to PWI a certificate of each such policy and shall cause to be included within each such policy a requirement that PWI be notified in writing at least thirty (30) days prior to any cancellation or expiration of the coverage evidenced by such policy.



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      18.   BANKRUPTCY OF A JOINT VENTURER

      In the event that any Venturer hereto should be adjudicated bankrupt, either voluntary or involuntary, or should execute an assignment for the benefit of creditors, or in the event a receiver should be appointed to control the interest of any Venturer, or in the event of the levy of a writ of execution upon such interest, then in any such event, this Agreement shall terminate automatically, except with respect to the conditions and obligations of Section 9, which shall survive.

      19.   TERMINATION

      Unless sooner terminated, under the other provisions of this Agreement, the Venture shall terminate upon the occurrence of any of the following events:

      A. The sale by the Venture of all or substantially all of its assets; which such sale shall require unanimous consent of the Venturers.

      B. The receipt of written notice of termination by either of the Venturers.

      20.   LIQUIDATION OF THE VENTURE

      Upon dissolution of the Venture, no further business shall be conducted by the Venture, except for the taking of such action as shall be necessary for the winding up of the business and affairs of the Venture and the distribution of its assets to the Venturers. The Venturers shall unanimously agree upon a Liquidating Trustee for the Venture. In the event the Venturers cannot agree on a Liquidating Trustee, then the Liquidating Trustee shall be the Joint Venture Manager. The winding up and liquidation of the Venture shall consist of the use, application and distribution of the assets of the Venture, at the conclusion of which the Venture shall terminate.

      The Liquidating Trustee shall not be liable for any action taken or omitted in its capacity as a Liquidating Trustee hereunder, except for its gross negligence or willful misconduct.



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      The Liquidating Trustee shall use its best efforts to sell all of the assets and properties of the Venture at the best cash price available and shall collect all obligations owed to the Venture, including any obligation of a Venturer. A Venturer may purchase assets from the Venture, provided at least fifteen (15) days' notice of said proposed sale has been given to the other Venturer. Proceeds of all such sale and disposition shall be applied by the Liquidating Trustee in the following order:

      A.    To the Joint Venture's liabilities and obligations to creditors;

      B.    Payment of Optional Loans or other debts due to Venturers; then

      C. The remaining proceeds shall be distributed to the Venturers in accordance with their respective positive capital account balances, and, after such capital account balances have been reduced to zero, in accordance with each Venturer's percentage interests in the Venture, provided, however, any amount then owed to the Venture by a Venturer, shall, if not previously paid, be deducted from the amount to be distributed to such Venturer.

      The Liquidating Trustee shall be entitled to reasonable compensation for his services.

      21.   PARTITION

      The Venturers hereby irrevocably waive for the term of this Agreement any and all rights they may have to maintain an action for partition with respect to each Venturer's interest in the assets of the Venture or to compel any sale thereof under the statutes of any state.

      In this connection, each Venturer acknowledges and agrees that he has been induced to enter into this Agreement in reliance on the foregoing agreement.



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      22.   DISCHARGE OF OBLIGATIONS

      Each of the Venturers and the Joint Venture Manager agree that they will discharge their proper share (as provided elsewhere in this Agreement) of all obligations and liabilities of the Joint Venture, and will hold all other parties hereto harmless from all claims and losses arising out of their failure to do so. It is recognized by the Venturers that the business of the Venture involves substantial risks and hazards; and it is agreed by all parties that such risks and hazards, and all costs hereunder, will be borne by the Venturers in proportion to the Sharing Ratios hereunder. Notwithstanding any other provisions hereof, (a) each Venturer shall be severally liable for its aforesaid pro rata portion of all Joint Venture liabilities without limitation as to amount, and agrees to pay and discharge same and (b) the Joint Venture Manager shall never be held liable or responsible to the Venturers for, nor shall the obligations of the Joint Venture hereunder to share in liabilities be diminished by, any acts done or omitted to be done in good faith in the performance of any of the provisions of this Agreement, or for the negligence, or other fault of the agents, independent contractors or employees of the Joint Venture Manager (except that the Joint Venture Manager shall be liable for willful or wanton misconduct or gross negligence), it being the purpose and intention of the provision that all liabilities of the Joint Venture shall be borne by the Venturers in proportion to the Sharing Ratio.

      23.   AMENDMENTS

      This Agreement may be amended or modified only by written agreement executed by the Venturers.

      24.   INDEMNIFICATION

         The Joint Venture shall indemnify and hold harmless the Joint Venture Manager and its directors, officers, employees and agents, and any person who is or was serving at the request of the Joint Venture (acting through the Joint Venture Manager) as a director, officer, partner,


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trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (individually, an "Indemnitee") as follows:

            (a) In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was the Joint Venture Manager, a director, officer, employee or agent of the Joint Venture Manager or a Person servicing at the request of the Joint Venture in another entity in a similar capacity, involving an alleged cause of action arising from the activities of such Indemnitee under this Agreement or from the management of the affairs of the Joint Venture, or which relates to the Joint Venture, its property, business or affairs, the Joint Venture shall indemnify such Indemnitee against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with the defense or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith or in a manner reasonably believed by such Indemnitee to be in or not opposed to the best interests of the Joint Venture; provided that the Indemnitee's conduct shall not have constituted gross negligence or willful or wanton misconduct. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in or not opposed to the best interests of the Joint Venture. The Joint Venture shall also provide such indemnification in any action, suit or proceeding by or in the right of


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      the Joint Venture to procure a judgment in its favor; provided that if in such action, suit or proceeding the Indemnitee shall have been adjudged to be liable for gross negligence or willful or wanton misconduct, such indemnification shall be provided only if, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

            (b) Expenses (including attorneys' fees and expense) incurred in defending any action, suit or proceeding subject to Section 24(a) shall be paid by the Joint Venture in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnitee is not entitled to be indemnified by the Joint Venture as authorized hereunder.

            (c) Any indemnification under Section 24(a), unless ordered by a court, shall be made by the Joint Venture only as authorized in the specific case and only upon a determination, (i) by a vote of the Venturers or (ii) if such a vote cannot be obtained, (iii) by legal counsel to the Venture, that indemnification of an Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in Section 24(a). Any such indemnification shall be made only from the assets of the Joint Venture.



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
            (d) The indemnification provided by this Section 24 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement or vote of the Venturers, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the Joint Venture Manager, a director, officer, employee or agent of the Joint Venture Manager or a Person serving at the request of the Joint Venture and to action in another capacity. Such indemnification shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnitee.

            (e) The Joint Venture may purchase and maintain insurance on behalf of any one or more Indemnitees and other Persons as the Venturers shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the activities of the Joint Venture, whether or not the Joint Venture would have the power to indemnify such Person against such liability hereunder.

            (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 24 because the Indemnitee had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms hereof.

            (g) The provisions of this Section 24 are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons.



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      25.   NOTICES

      Any notice to be given in connection with this Agreement must be in writing and be given by registered or certified mail, return receipt requested, and shall be deemed to have been given when a registered or certified letter containing such notice properly addressed, postage prepaid is deposited in the United States Mail.

      26.   BINDING EFFECT

      This Agreement and the covenants, obligations, undertakings, rights and benefits hereof shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective heirs, legal representatives, successors and assigns.

      27.   HEADINGS

      Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

      28.   INTERPRETATION

      Agreement shall be construed and enforced in accordance with the Uniform Partnership Act as adopted in the State of Texas and the laws of the State of Texas.



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
      EXECUTED this 31st day of December, 1987.

                        TME DIAGNOSTIC PARTNERS, LTD.
                        By:  First TME Partners, Inc., its General Partner

                        By:  /s/ Joseph Smith
                        -----------------------------------------------------
                        LOS GATOS PARTNERS, LTD.
                        By:  TME Gatos, Inc., its General Partner

                        By:  /s/ Joseph Smith
                        -----------------------------------------------------
                        TME, INC., a Delaware corporation


                        By:  /s/ Cherrill Farnsworth
                        -----------------------------------------------------
                        The following are hereby executing this Agreement for the limited purposes therein expressed:

                        /s/ T. Brooke Farnsworth
                        -----------------------------------------------------
                        T Brooke Farnsworth

                        /s/ Cherrill Farnsworth
                        -----------------------------------------------------
                        Cherrill Farnsworth

                        /s/ Jerry Chambers
                        -----------------------------------------------------
                        Jerry Chambers

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